Exhibit 99.1

SINOCOKING TO PRODUCE HYDROGEN AT SYNGAS FACILITIES FOR SALE TO SHENMA INDUSTRY CO LTD

PINGDINGSHAN, China – March 2, 2015 - SinoCoking Coal and Coke Chemical Industries, Inc. (NasdaqCM: SCOK), a vertically integrated producer of clean energy products located in Henan Province, today announced it has signed an agreement to provide hydrogen, a byproduct from the production of syngas, to Henan Province-based Shenma Industry Co Ltd (Shanghai Exchange: 600810). Hydrogen production is scheduled to begin later this year and will be generated at a facility located alongside SinoCoking’s aboveground syngas facilities.

The company said it will employ the Pressure Swing Adsorption (“PSA”) process to separate hydrogen from syngas. The hydrogen will be purified by SinoCoking to meet Shenma’s requirements, including quality in excess of 99.96% purity, a production quantity of 12,000 cubic meters per hour, and an anticipated market price of RMB 1.5 per cubic meter.

SinoCoking expects the new facility for the hydrogen project to be completed in October 2015 at a cost of approximately $11 million, with about $6.5 million of that amount to be financed through a credit line from the Pingdingshan Rural Credit Union. Based on current market prices for hydrogen, management estimates that SCOK will recover its construction costs within the initial nine months of operation.

SinoCoking had previously announced that current production of 25,000 cubic meters of syngas per hour at its aboveground facility is expected to double shortly with the addition of a second facility at the same site. Together, output from these facilities will produce the initial 12,000 cubic meters per hour of hydrogen. However, the company added that its longer-term plan is to produce hydrogen “on a much larger scale” from its Underground Coal Gasification (“UCG”) syngas project currently under development and scheduled to begin operations, along with the second aboveground facility, by the end of March 2015. The testing period for the underground facility should be completed during the month of April.

SinoCoking said it expects that hydrogen to be produced at its aboveground and underground syngas facilities will be utilized in hydrogen fuel cells and supplied to regional hydrogen refueling stations supported by the Chinese government through its China 2014-2020 Energy Development Plan.

“We are excited that the hydrogen generated from our burgeoning syngas program can be used by industrial customers like Shenma Industry Co Ltd,” said SinoCoking Chairman and CEO Mr. Jianhua Lv. “With the success of our current technology-driven projects, SinoCoking will accelerate its transition from a traditional coal and coking company to a major source of clean energy and key supporter of China’s clean energy initiatives.”

Shenma’s Chairman Mr. Wang Liang also commented, "We look forward to a long-term relationship with SinoCoking, as it will provide our company with a local and reliable supply of high-quality hydrogen. Our increased use of hydrogen as an alternative to fossil fuels will continue to benefit our customers and help reduce environmental pollution.”

For additional information on SinoCoking, please go to http://www.scokchina.com or refer to the company's periodic reports filed with the Securities and Exchange Commission (http://www.scokchina.com/sec-filings.html). Investors wishing to receive SinoCoking's corporate communications as they become available may go to the company's Investor Relations site (http://www.scokchina.com/corporate-overview.html) and register under Email Alerts.

Also, investors may submit questions directly to Mr. Lv and his staff to receive non-confidential information about the company's operations and products at the company's "Ask Management" blog (http://www.scokchina.com/ask-management.html).

About SinoCoking

SinoCoking Coal and Coke Chemical Industries, Inc. (www.scokchina.com), a Florida corporation, is an emerging producer of clean energy products located in Pingdingshan, Henan Province, China. The company has historically been a vertically-integrated coal and coke processor of basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd., Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd., Baofeng Shuangri Coal Mining Co., Ltd., and Baofeng Xingsheng Coal Mining Co., Ltd.

Forward-Looking Statements

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans," "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think," "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

CONTACT: SinoCoking

Song Lv, Chief Financial Officer

+ 86-375-2882-999

lvsong@sinocoking.net

http://www.scokchina.com/

Investor Relations Counsel:

Jimmy Caplan, Asia IR-PR

+1-512-329-9505

jimmy@asia-irpr.com

http://asia-irpr.com/